Amended and Restated Executive Director Agreement

        November 11, 2011

Chen Schor
94 Arch Street
Needham, MA 02492

Dear Chen:

This letter agreement amends and restates the terms of the letter agreement between the parties hereto dated August 21, 2011 and fully executed on August 22, 2011.

BrainStorm Cell Therapeutics Inc. (the “Company”) is pleased to offer to you the opportunity to join the Company as a member of its Board of Directors and a special advisor to the Company (“Executive Board Member”).  In this capacity, you will be expected to perform your duties as a member of the Board as well as consult with and advise the Company’s management team at the request of the board from time to time with respect to your knowledge, experience and expertise.  This will include (1) leading senior level business and corporate development relationships with strategic partners, by leveraging your licensing and M&A experience with large pharma and life science companies; (2) leveraging relationships with bankers, investors and corporate venture investors to facilitate fund raising; and (3) as a member of the Board, recommending corporate strategy, regulatory and clinical strategy, budget, selection of other indications.

As consideration for your services as Executive Board Member, you will earn and be paid $15,000 per quarter.  The Company will also grant to you 923,374 shares of restricted Common Stock of the Company (the “Shares”) under the Amended and Restated 2005 U.S. Stock Option and Incentive Plan.  The Shares shall vest over a three-year period, as further described in the Restricted Stock Agreement to be executed by you and the Company.  Vesting will be contingent on you continuing to serve as Executive Board Member of the Company.  If the Company successfully raises $10,000,000 of proceeds through the issuance of equity securities in a private or public offering after August 22, 2011, or enters into a deal with a strategic partner that brings in at least $10,000,000 of gross proceeds after August 22, 2011, then 307,791 of the Shares will vest upon such event, 307,791 of the Shares will vest on August 22, 2012 and the remaining 307,792 Shares will vest on August 22, 2013.  If such capital is not raised by the Company prior to August 22, 2012, then the Shares will vest over 3 years – 307,791 Shares on August 22, 2012, 307,791 Shares on August 22, 2013 and 307,792 Shares on August 22, 2014.  The foregoing provides for all compensation that you are entitled to as Executive Board Member.   You shall not be entitled to and hereby waive any right to any and all other compensation provided to other Directors of the Company from time to time.

You or the Company may terminate your position as Executive Board Member at any time, and for any reason, by providing written notice to the other party (in accordance with the Company’s ByLaws).  Vesting of the Shares will immediately cease upon termination of your Board membership.

As an Executive Board Member, you will not be considered an employee of the Company.  Hence, you shall not have the right to any of the pension, retirement or other benefit programs available to the Company's regular employees.

You acknowledge that you have been informed of the taxability of the issuance of these Shares and the availability of making an election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended; that such election must be filed with the Internal Revenue Service within 30 days of the transfer of shares to you; and that you are solely responsible for making such election.

The Company’s Board and management team are very excited about the opportunity to have you serve as Executive Board Member of the Company.  This is an exciting time for the Company and we look forward to experiencing the Company’s future successes with you.  Please indicate your agreement to the foregoing by signing a copy of this letter agreement where indicated below and returning it to us.

Very truly yours,

BRAINSTORM CELL THERAPEUTICS INC.

By:  /s/ Chaim Lebovits
   Chaim Lebovits, President
   Date Executed: 11/16/2011

Agreed to and Acknowledged:

By:    /s/ Chen Schor
Name: Chen Schor
Date Executed: 11/10/2011

[Signature Page to Amended and Restated Executive Director Agreement]